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                                                                   EXHIBIT 10.29

                           EXECUTIVE LIFE INSURANCE PLAN

                                         OF

                             THE DURIRON COMPANY, INC.

              This Executive Life Insurance Plan is established to provide certain employees of Duriron with an additional life insurance benefit.

                                    ARTICLE I


                            TITLE AND EFFECTIVE DATE

              1.01 Title: This Plan shall be known as the Executive Life Insurance Plan.

              2.01 Effective Date: This Plan shall be effective retroactively to November 1, 1994 or as soon thereafter the Insurer has approved and placed in force and effect the insurance to be provided under this Plan.

                                   ARTICLE II

                                   DEFINITIONS

              When used herein, the following terms shall have the meanings indicated unless a different meaning is clearly required by the context:

              2.01 "Committee": The Compensation Committee of the Board of Directors of the Company which shall administer the Plan, including delegating certain administrative functions of the Plan to the Chief Administrative Officer.

              2.02 "Company": The Duriron Company, Inc. or any successor company.

              2.03 "Employee": A person who is employed by the Company.

              2.04 "Insurer": New England Mutual Life Insurance Company or a successor insurance company providing the life insurance and other benefits pursuant to this Plan.

              2.05 "Participant": An Employee who is or hereafter becomes eligible to participate in the Plan and does participate by enrolling in the Plan.

              2.06 "Plan": This Executive Life Insurance Plan, as may be amended from time to time.

              2.07 "Policy": The life insurance policy or policies on the life of each Participant issued by the Insurer pursuant to this Plan.


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              2.08 "Covered Pay": The annual or market salary plus the annual incentive target at 100% of a Participant, as may be changed from time to time.

              2.09 "Currency": United States Dollars.

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

              3.01 Eligibility: The Committee shall have the sole discretion to determine the Employees eligible to become Participants under the Plan.

              3.02 Participation: An eligible Employee shall be notified by the Committee or the Chief Administrative Officer of such eligibility and shall become a Participant upon (i) the execution and delivery of an insurance application and (ii) approval and acceptance of such application by the Insurer. By executing such application, the Employee agrees to comply with the terms and conditions of the Plan as contained herein and in the insurance application. An Employee shall continue to be a Participant until the earlier of (i) termination of the Plan by the Committee, (ii) termination of the Participant's employment with the Company, whether voluntary or involuntary or (iii) retirement of the Participant from the Company.

                                   ARTICLE IV

                               INSURANCE BENEFITS

              4.01 Amount of Coverage: The Participant shall be provided with a life insurance benefit equal to one times the Participant's Covered Pay.


              The face amount of the life insurance policy shall be designed so that if certain assumptions hold true (including payment of dividends, if any, by the Insurer) it will be large enough that, with Covered Pay increases averaging 5.5% per year, it will provide the following in the event of a Participant's death, although no guarantee of such amount is actually made to the Participant.

             (1) A Participant life insurance benefit equal to one times Covered Pay each year until assumed retirement at age 62, although nothing under this Plan shall require the Participant to retire at age 62 nor give the Participant any rights, express or implied, of continued employment with the Company.

             (2) A life insurance benefit to the Company in an amount so that after payment of the life insurance death benefit to the Participant, the Company's life insurance benefit will be sufficient to repay an amount to the Company equal to the sum of its share of premiums.

             (3) Any life insurance benefit payable in excess of the amounts set forth in paragraphs (1) and (2) above will be paid to the Company.

              4.02 Effective Date of Coverage: The Policy shall become effective as soon as the Insurer has accepted and approved the Participant's application and shall be dated November 1, 1994 or the closest November 1 to the Employee's selection as a Participant.


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              4.03 Increases or Decreases in Coverage: The amount of the life insurance benefit for each Participant shall be adjusted annually as of the first day of January of each year to reflect any changes in the Participant's Covered Pay during the past year. The amount of life insurance benefit shall be increased or decreased to equal one times the Participant's Covered Pay.

                                    ARTICLE V

                             LIFE INSURANCE POLICIES

              5.01 Ownership of Policy: The Participant shall be the owner of the Policy (except as noted in 5.03 or 5.04) covering the Participant and may exercise all rights of ownership of the Policy, subject to the restrictions contained herein, including the right to designate the beneficiary or beneficiaries of the Participant's share of the death proceeds under the Policy.

              5.02 Collateral Assignment: If the Participant is a Citizen of the United States and a resident of the U.S., then the Participant must execute and deliver to the Company a collateral assignment of the Policy on a form approved by the Insurer.

              5.03 Participant Residing Outside of the U.S. and a U.S. Citizen:
If, at the time an Employee is selected to be a Participant, the Employee is residing outside of the United States and is a U.S. citizen, then the Policy will be owned by The Duriron Company, Inc. and the life insurance benefit equal to one times Covered Pay will be endorsed to the Participant's beneficiary.

              Upon the U.S. Citizen Participant's permanent return to the United States, ownership of the policy will be transferred to the Participant; and the Participant will, at the same time, collaterally assign the policy in favor of the Company.

              5.04 Participant Not a U.S. Citizen: If, at the time an Employee is selected to be a Participant, the Employee is not a U.S. citizen, then the policy will be owned by The Duriron Company, Inc., and the Participant's life insurance benefit will be endorsed to the Participant's beneficiary.

              5.05 Payment of Premiums: The Company shall pay the premiums due on the Policy of each Participant as long as the Participant remains a Participant under the Plan.

              The Participant shall pay to the Company, through payroll deduction or as otherwise established by the Company, as the Participant's share of the premium, an amount equal to the Participant's current economic benefit under the Policy, as determined by the regulations of the Internal Revenue Service of the United States Department of Treasury.

              If there are any extra premiums charged by the Insurer for smoking, aviation or other hazardous activities of the Participant, then the Participant shall reimburse the Company for that extra premium, in addition to the premium for the current economic benefit.

              If, as result of an underwriting decision by the Insurer, the Policy is issued on a basis that, under the Plan assumptions, would preclude the Company from recovering its share of the premium from the Policy cash value at assumed retirement age of 62, then the Participant's share of the premium shall be increased so that the Company will be expected to recover its share of the premiums at retirement age 62.



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              The Company's interest in the cash value of the policy will always be equal to the lesser of the total cash value or the sum of the Company's share of the premium.

              5.06 Dividends: As long as the Participant is employed by the Company, insurance dividends, if any, declared and paid by the Insurer with respect to each Policy shall be used to purchase paid up additional insurance.

              5.07 Loans: As long as the Participant is employed by the Company, the Participant may not borrow against the cash value of the Policy.

              5.08 Disability Waiver of Premium Refunds: If the Policy provides for waiver of premiums in the event of disability, the Participant shall reimburse the Company any amount refunded to the Participant for any premiums paid by the Company in excess of the Participant's contribution, if the Insurer determines that premiums will be waived due to disability of the Participant.

                                   ARTICLE VI

                                   TERMINATION

              6.01 Termination: For the purposes of the Article VI, a "Termination" is defined as (i) termination of the Plan by the Company, or (ii) the Participant's termination of employment with the Company, whether voluntary or involuntary, or (iii) the Participant's retirement.

              6.02 Premiums: In the event of Termination, the Company will cease paying the premiums, if any, on the Policy for the Participant, unless the Committee expressly decides to continue premium payments for any reason satisfactory to the Committee in its discretion.

              6.03 Release of Collateral Assignment: Upon a termination of a Participant whose Policy has been collaterally assigned, the Company will execute and deliver to the Participant a release of the collateral assignment of the Policy. Subject to Section 6.05, at that time, the Policy and will be divided into two policies. One new policy will be owned by the Company will have a cash value equal to the sum of its share of the premiums since the inception of the policy. The original policy owned by the Participant will have a cash value equal to the total cash value just prior to termination minus the cash value in the new Company policy. The Participant's Policy will no longer be subject to the restrictions contained in this Plan.

              6.04 Division of Policy: Subject to Section 6.05, in the event the Policy on the Participant's life is owned by the Company at the Participant's termination, then the Company will have the policy divided into two policies. The original policy will be owned by the Company and will have a cash value equal to the sum of the Company's share of the aggregate premiums since the inception of the policy. The new policy will be transferred to the Participant and will have a cash value equal to the total cash value in the original policy just prior to termination minus such Company share.

              6.05 Total Cash Value Less Than Sum of Company's Premium: At termination, if the cash value of the Policy is insufficient to return to the Company the sum of its share of the premiums, then the Participant will have no benefit after termination. Furthermore, if the Policy is collaterally assigned, the Participant agrees to transfer ownership of the Policy to the Company.



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                                   ARTICLE VII

                                 ADMINISTRATION

              7.01 Administration: This Plan shall be administered by the Committee. The Committee shall have all powers necessary to enable it to carry out its duties in the administration of the Plan, including delegating administration functions to the Chief Administrative Officer. Any action taken by the Chief Administrative Officer in administering the Plan shall be deemed to be ratified and approved by the Committee in the absence of express statement by the Committee to the contrary. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to determine all questions that may arise as to the status and rights of Participants in the Plan. The decision of the Committee is final and incontestable by the Participant, Participant's heirs or Assigns.

                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION

              8.01 Amendment and Termination: The Company reserves the right, at any time or from time to time, by action of the Committee, to modify or amend in whole or in part any or all provisions of the Plan. In addition, the Company reserves the right, by action of the Committee, to terminate the Plan at any time. In the event of such termination by the Company, the Participant shall have the right to receive the Policy and exercise his or her rights in accordance with Article VI.

                                   ARTICLE IX

                                  MISCELLANEOUS

              9.01 Governing Law: This Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

              9.02 Entire Plan: This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, with any other alleged terms or provisions being of no force or effect.

              9.03 ERISA Exemption: The Plan is designed to be a supplemental life insurance plan to provide welfare benefits for a select group of highly compensated management employees. As such, the Plan is exempt from the participation, vesting, funding or fiduciary requirements of the Employment Retirement Income Security Act of 1974.

              9.04 Alienation of Benefits: No benefits which shall be payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, embracement, encumbrance, or a charge by a Participant, beneficiary or survivor of anyone claiming under any of them. If a Participant, beneficiary or survivor or anyone claiming under any of them shall attempt to or shall subject in any manner any benefit which shall be payable under this Plan to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, embracement, encumbrance or charge, his or her interest in any such benefits shall terminate, and the Committee shall hold or apply it to or for the benefit of any such person, his/her spouse, children or other dependents, or any of them as the Committee may decide, in its discretion. In addition, all benefits under this Plan shall be computed without giving effect to any "qualified domestic relations order," such terms as defined under ERISA.


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              9.05 Incompetency: Every person receiving or claiming benefits under the Plan shall be assumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent, and that a guardian, conservator, statutory committee or other person legally vested with the care of his/her estate has been appointed.

              9.06 Employment Rights: The establishment of the Plan shall not be construed as conferring any legal rights upon any Participant or any other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person or to treat him or her without regard to the effect which such treatment might have upon him or her as a person covered by this Plan.

              9.07 Notices: Any Notice required or permitted to be given hereunder to a Participant will be properly given if delivered and mailed, postage prepaid, to the Participant or the Participant's beneficiary at the last Post Office address as shown on the Company's records. Any Notice to the Company shall be properly given or filed if delivered or mailed, postage prepaid, to the Company's Chief Administrative Officer at its principal place of business.

              9.08 Company Records Control: In administering the Plan, the records of the Company, in respect to the Plan, shall be conclusive in determining all Participants' benefits, rights, beneficiaries and survivors, regardless of any records of the Participant to the contrary.

              9.09 Liability Exemption: No liability whatsoever shall attach to or be incurred by the shareholders, officers, directors or employees of the Company, or any representatives appointed hereunder by the Company, under or by reason of any of the terms or provisions of the Plan.

              9.10 Illegality of Particular Provision: If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such illegal provision were omitted.

              9.11 Contingencies: In the event of a merger, consolidation of the Company or the transfer of substantially all the assets of the Company to another corporation, such successor corporation shall automatically inure to all the rights and obligations of the Company under the provisions of the Plan.

              This Plan, effective as of the first day of November, 1994, is adopted this 15th day of February, 1996.

                                            THE DURIRON COMPANY, INC.

                                        By:
                                           ------------------------------------
                                                      Vice President, Secretary
                                                 and General Counsel

(Corporate Seal)
keep 216

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